Exhibit (a)(1)(i)

THE CENTRAL EUROPE AND RUSSIA FUND, INC.

345 PARK AVENUE

NEW YORK, NEW YORK 10154

(800) 349-4281

OFFER TO REPURCHASE FOR CASH UP TO 654,331 OF ITS ISSUED AND

OUTSTANDING SHARES AT 98% OF NET ASSET VALUE PER SHARE

THE OFFER TO REPURCHASE WILL EXPIRE AT 5:00 P.M. EASTERN TIME ON

MARCH 12, 2013 UNLESS THE OFFER IS EXTENDED.

To the Stockholders of The Central Europe and Russia Fund, Inc.:

The Central Europe and Russia Fund, Inc., a non-diversified, closed-end management investment company incorporated under the laws of the State of Maryland (the “Fund”), is offering to repurchase up to 654,331 of its issued and outstanding shares of common stock, par value $0.001 per share (each a “Fund Share,” and collectively, the “Fund Shares”). The number of Fund Shares covered by the offer equals approximately 5% of the Fund’s issued and outstanding shares of common stock as of January 29, 2013. The offer is for cash at a price equal to 98% of the net asset value (“NAV”) per share as determined by the Fund on March 13, 2013 (or, if the offer is extended, as determined by the Fund on the next business day after the date to which the offer is extended), and is upon the terms and subject to the conditions set forth in this Offer to Repurchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer to Repurchase”). The Fund normally calculates its NAV per share at 11:30 a.m. New York time on each day that the New York Stock Exchange (“NYSE”) is open for trading. The Offer to Repurchase will expire at 5:00 p.m., Eastern Time, on March 12, 2013, unless extended. The Fund’s shares are traded on the NYSE under the symbol “CEE”. The Fund’s NAV on January 29, 2013 was $39.37 per share. During the pendency of the Offer to Repurchase, current NAV quotations can be obtained from AST Fund Solutions, Inc. (the “Information Agent”), by calling (800) 884-4725 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday (except holidays). Tendering stockholders will not have to pay brokerage fees or commissions to the Fund or The Colbent Corporation (the “Depositary”) or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Fund Shares by the Fund pursuant to the Offer to Repurchase. The Fund will pay all charges and expenses of the Information Agent and the Depositary. The Fund expects to begin the process of mailing materials for the Offer to Repurchase to stockholders on or about February 11, 2013.

The operations of the Fund are overseen by a Board of Directors. The Board of Directors is currently composed of the following individuals: Christian H. Strenger (Chairman), Dr. Wilhelm Bender, Detlef Bierbaum, Richard R. Burt, Richard Karl Goeltz, Dr. Franz Wilhelm Hopp, Dr. Friedbert Malt, Robert H. Wadsworth, and Joachim Wagner. The address of each Director is in care of the Fund at 345 Park Avenue, New York, New York 10154.

This Offer to Repurchase is subject to certain conditions. See Section 3 of the Offer to Repurchase — “Certain Conditions of the Offer to Repurchase.”

Important Information

Stockholders who desire to participate in the Offer to Repurchase and tender their Fund Shares should either: (1) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Fund Shares (in proper certificated or uncertificated form) and any other documents required by the Letter of Transmittal; or (2) request their broker, dealer, commercial bank, trust company, or other nominee to effect the transaction on their behalf. Stockholders who desire to tender Fund Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Fund or Depositary in connection with their tender of Fund Shares, but they may be charged a fee by such a firm for processing the tender(s). The Fund reserves the absolute right to reject tenders determined not to be in appropriate form.

If you do not wish to tender your Fund Shares, you need not take any action.

NONE OF THE FUND; ITS BOARD OF DIRECTORS; DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC., THE FUND’S ADMINISTRATOR (“DIMA”); NOR DEUTSCHE ASSET MANAGEMENT INTERNATIONAL GMBH, THE FUND’S INVESTMENT ADVISER (“DeAMI”), MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING FUND SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF DIRECTORS, DIMA, OR DeAMI WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING FUND SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION, OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS, DIMA, OR DeAMI. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR FUND SHARES. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY FUND SHARES PURSUANT TO THE OFFER TO REPURCHASE.

THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), RELATING TO THE OFFER.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE TENDER OFFER OR THE ACCEPTANCE OF THE TENDER OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, PERSONS IN WHOSE POSSESSION IT COMES ARE REQUIRED TO INFORM THEMSELVES, OF AND OBSERVE, ANY SUCH RESTRICTIONS.

THE COLBENT CORPORATION

DEPOSITARY

By registered, certified, express or first class mail:	By overnight courier:	By hand:
The Colbent Corporation CEE Tender Offer Att: Corporate Actions P.O. Box 859208 Braintree, MA 02185	The Colbent Corporation CEE Tender Offer Att: Corporate Actions 161 Bay State Drive Braintree, MA 02184	The Colbent Corporation CEE Tender Offer Att: Corporate Actions 161 Bay State Drive Braintree, MA 02184

AST FUND SOLUTIONS, INC.

INFORMATION AGENT

1200 Wall Street West

Lyndhurst, NJ 07071

Toll Free: (800) 884-4725

SUMMARY TERM SHEET

(Section References are to the Offer to Repurchase)

This Summary Term Sheet highlights important information concerning this repurchase offer. To understand the repurchase offer fully and for a more complete discussion of the terms and conditions, you should read carefully the entire Offer to Repurchase and the related Letter of Transmittal.

What is the repurchase offer?

•

The Board of Directors of The Central Europe and Russia Fund, Inc. (the “Fund”) has authorized the Fund to conduct an issuer self-tender offer commencing on February 11, 2013 and expiring on March 12, 2013, unless extended. The Fund is offering to repurchase up to 654,331 of its issued and outstanding shares of common stock (each a “Fund Share,” and collectively, the “Fund Shares”), which is equal to approximately 5% of the Fund’s issued and outstanding shares as of January 29, 2013, for cash at a price per Fund Share equal to 98% of the net asset value (“NAV”) per share as determined by the Fund on March 13, 2013 (or, if the offer is extended, as determined by the Fund on the next business day after the date to which the offer is extended) upon specified terms and subject to conditions as set forth in the tender offer documents. The Fund normally calculates its NAV per share at 11:30 a.m. New York time on each day that the New York Stock Exchange (“NYSE”) is open for trading.

Why is the Fund making this repurchase offer?

•

The Fund is making this repurchase offer in connection with the terms of the Fund’s Discount Management Program (the “Program”), the terms of which were announced on July 18, 2012 after consideration of the votes received on a stockholder proposal presented at the Fund’s Annual Meeting of Stockholders and in an effort to reduce the Fund’s market discounts. Pursuant to the Program, the Fund’s Board of Directors approved a series of up to four, consecutive, semi-annual tender offers each for up to 5% of the Fund’s issued and outstanding shares of common stock at a price equal to 98% of NAV if the Fund’s shares trade at an average discount to NAV of more than 10% during the applicable twelve-week measurement period. At the conclusion of the most recent twelve-week measurement period that began on September 10, 2012 and concluded on November 30, 2012, shares of common stock of the Fund traded at an average discount to NAV of -10.18%. Because the terms of the Program require the Fund to conduct a tender offer if its shares trade at an average discount to NAV of more than 10% during the applicable twelve-week measurement period, the Fund is conducting this repurchase offer for up to 5% of its issued and outstanding shares at a price equal to 98% of the Fund’s NAV per share.

When will the repurchase offer expire, and may the offer be extended?

•

The repurchase offer will expire at 5:00 p.m., Eastern Time, on March 12, 2013, unless extended. The Fund may elect at any time to extend the expiration date of the repurchase offer by issuing a press release or making some other public announcement no later than the next business day after the offer otherwise would have expired. See Section 13.

What is the NAV per share of the Fund as of a recent date?

•

As of January 29, 2013, the Fund’s NAV per share was $39.37 and, on such date, the last reported sales price on the New York Stock Exchange for a share of the Fund’s common stock was $35.83. See Section 8. Before the repurchase offer expires, NAV quotations can be obtained from AST Fund Solutions, Inc. by calling (800) 884-4725 between 9:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday (except holidays). The Fund advises you to obtain a recent quotation for shares when deciding whether to tender your Fund Shares. As described above, the Fund normally calculates its NAV per share at 11:30 a.m. New York time on each day that the NYSE is open for trading.

Will the NAV be higher or lower on the date that the price to be paid for tendered Fund Shares is to be determined?

•	No one can accurately predict what the Fund’s NAV per share will be at any future date.

How do I tender my Fund Shares?

•

If your shares are registered in your name, you should obtain the repurchase offer materials, including the Offer to Repurchase and the related Letter of Transmittal, read them, and, if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by The Colbent Corporation (the “Depositary”) in proper form before 5:00 p.m., Eastern Time, on March 12, 2013 (unless the repurchase offer is extended by the Fund, in which case, the new deadline will be as stated in the public announcement of the extension). If your shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary before 5:00 p.m., Eastern Time, on March 12, 2013 (or if the offer is extended, the expiration date as extended). See Section 4.

Must I tender all of my Fund Shares for repurchase?

•	No. You may tender for repurchase all or part (or none) of the shares you own. However, only up to 654,331 of the Fund’s issued and outstanding shares will be accepted for tender. See Section 1.

May I withdraw my Fund Shares after I have tendered them for repurchase and, if so, by when?

•

Yes, you may withdraw all of your tendered Fund Shares at any time prior to 5:00 p.m., Eastern Time, on March 12, 2013 or, if the offer is extended, at any time prior to 5:00 p.m., Eastern Time, on the new expiration date. In order for your withdrawal to be effective, the Depositary must receive your notice of withdrawal prior to the expiration of the repurchase offer at one of the addresses listed herein and in the related Letter of Transmittal. Additionally, if your tendered Fund Shares have not yet been accepted for payment by April 10, 2013, you may withdraw all of such tendered shares. You may resubmit withdrawn shares by following the repurchase procedures before the offer expires, including during any extension period. See Section 5.

How do I withdraw previously tendered Fund Shares?

•

A notice of withdrawal of tendered Fund Shares must be timely received by the Depositary, which specifies the name of the stockholder who tendered the Fund Shares, the number of Fund Shares being withdrawn (which must be all of the shares tendered) and, in the case of certificates that represent tendered Fund Shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such shares if different from the person who tendered the Fund Shares. See Section 5.

May I place any conditions on my tender of Fund Shares?

•	No.

How many of my Fund Shares will the Fund repurchase?

•

The Fund is offering to repurchase up to 654,331 Fund Shares. If stockholders tender more than 654,331 Fund Shares for repurchase, the Fund will repurchase duly tendered Fund Shares from participating stockholders on a pro rata basis, disregarding fractions, based upon the number of Fund

Shares each stockholder tenders for repurchase and does not timely withdraw, unless the Fund determines not to purchase any such shares. The Fund does not intend to increase the number of Fund Shares that it is offering to repurchase, even if stockholders tender more than the maximum number of Fund Shares to be repurchased by the Fund in the repurchase offer.

Does the Fund have the financial resources to make payment?

•	Yes. See Section 7.

If Fund Shares I tender are accepted by the Fund, when will payment be made?

•	It is contemplated, subject to change, that payment for tendered Fund Shares, if accepted, will be made promptly after the expiration of the tender offer. See Section 6.

Is my sale of Fund Shares in the tender offer a taxable transaction?

•

A sale of Fund Shares in the tender offer will be a taxable transaction (except with respect to tax-exempt stockholders) for U.S. federal income tax purposes. Depending on a stockholder’s particular circumstances, and the number of Fund Shares tendered and purchased pursuant to the offer, the sale of Fund Shares pursuant to the offer will be treated as either (i) a “sale or exchange” of those Fund Shares, producing gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Fund Shares sold pursuant to the offer, or (ii) the receipt of a distribution from the Fund, taxable as a dividend to the extent of such stockholder’s allocable share of the Fund’s “earnings and profits.” There is also a risk of adverse tax consequences for stockholders whose percentage interests in the Fund increase as a result of the offer, even if the stockholder does not tender any shares pursuant to the offer. See Section 12 for details, including the nature of the income or loss and the differing rules for U.S. and non-U.S. stockholders. Please consult your tax advisor.

Is the Fund required to complete the tender offer and purchase all Fund Shares tendered up to the number of Fund Shares tendered for?

•	Yes, unless certain conditions described in Section 3 are not satisfied.

Is there any reason Fund Shares tendered would not be accepted?

•

In addition to those circumstances described in Section 3 in which the Fund is not required to accept tendered Fund Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. Tenders will be rejected if they do not include original signature(s) or the original of any required signature guarantee(s).

How will tendered Fund Shares be accepted for payment?

•

Properly tendered Fund Shares, up to the number tendered for, will be accepted for payment by a determination of the Fund’s Board of Directors followed by notice of acceptance to the Depositary, which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 6.

What action need I take if I decide not to tender my Fund Shares?

•	None.

Does management encourage stockholders to participate in the tender offer, and will they participate in the tender offer?

•

No. None of the Fund, its Board of Directors, the Fund’s administrator nor the Fund’s investment adviser is making any recommendation to tender or not to tender shares of the Fund in the tender offer. The Fund has been advised that no director or officer of the Fund intends to tender shares pursuant to the tender offer. See Section 9.

How do I obtain information?

•

Questions, requests for assistance and requests for additional copies of the Offer to Repurchase, the Letter of Transmittal and all other tender offer documents should be directed to AST Fund Solutions, Inc., the Information Agent for the tender offer (the “Information Agent”), toll free at (800) 884-4725. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

How do I obtain information regarding the number of Fund Shares I hold?

•

Questions regarding the number of Fund Shares you hold should be directed to the Information Agent, toll free at (800) 884-4725. If you do not own Fund Shares directly, you should obtain this information from your broker, dealer, commercial bank, trust company, or other nominee, as appropriate.

1. Price; Number of Fund Shares. Upon the terms and subject to the conditions of the Offer to Repurchase, the Fund will accept for payment and purchase for cash up to 654,331 of its issued and outstanding shares of common stock, par value $0.001 per share (the “Fund Shares”), that are properly tendered prior to 5:00 p.m., Eastern Time, on March 12, 2013 (and not withdrawn in accordance with Section 5). The number of Fund Shares covered by the Offer to Repurchase equals approximately 5% of the Fund’s issued and outstanding shares as of January 29, 2013. The Fund reserves the right to amend, extend or terminate the Offer to Repurchase, subject to certain conditions described in more detail in Sections 3 and 13. The Fund will not be obligated to purchase Fund Shares pursuant to the Offer to Repurchase under certain circumstances. See Section 3. The later of March 12, 2013 or the latest date to which the Offer to Repurchase is extended is hereinafter called the “Expiration Date.” The purchase price of each Fund Share will be equal to 98% of the NAV per share as determined by the Fund on the next business day after the Expiration Date. The Fund will not pay interest on the purchase price under any circumstances. The NAV as determined by the Fund on January 29, 2013 was $39.37 per share. Before the Offer to Repurchase expires, current NAV quotations can be obtained from the Information Agent by calling (800) 884-4725 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday (except holidays). Stockholders who do not own shares directly should obtain this information from their broker, dealer, commercial bank, trust company or other nominee, as appropriate. The Fund advises you to obtain a recent quotation for shares in deciding whether to tender your shares.

The Offer to Repurchase is being made to all stockholders and is not conditioned upon stockholders tendering in the aggregate any minimum number of Fund Shares.

The Fund is offering to repurchase up to 654,331 Fund Shares. If stockholders tender more than 654,331 Fund Shares for repurchase (and withdrawals, if any, do not reduce the amount tendered to below 654,331 Fund Shares), the Fund will repurchase duly tendered Fund Shares from participating stockholders on a pro rata basis, disregarding fractions, based upon the number of such shares each stockholder tenders for repurchase and does not timely withdraw, unless the Fund determines not to purchase any Fund Shares. The Fund does not intend to increase the number of Fund Shares that it is offering to repurchase, even if stockholders tender more than the maximum number of Fund Shares to be repurchased by the Fund in the repurchase offer.

On January 29, 2013, there were 13,086,615.05 shares of the Fund issued and outstanding, and there were 557 stockholders of record of the Fund’s shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies, and other institutions that held Fund Shares in nominee name on behalf of multiple beneficial owners.

2. Purpose of the Offer to Repurchase, Plans or Proposal of the Fund. The Board has authorized the Fund to conduct an issuer self-tender offer commencing on February 11, 2013 and expiring on March 12, 2013, unless extended. The Fund is authorized to purchase up to 5% of its issued and outstanding shares of common stock for cash at a price per Fund Share equal to 98% of the NAV per share as determined by the Fund on the next business day after the Expiration Date. The Fund is making this repurchase offer in connection with the Fund’s Discount Management Program (the “Program”), the terms of which were announced on July 18, 2012 after consideration of the votes received on a stockholder proposal presented at the Fund’s Annual Meeting of Stockholders and in an effort to reduce the Fund’s market discounts. Pursuant to the Program, the Fund’s Board of Directors approved a series of up to four, consecutive, semi-annual tender offers each for up to 5% of the Fund’s issued and outstanding shares of common stock at a price equal to 98% of NAV if the Fund’s shares trade at an average discount to NAV of more than 10% during the applicable twelve-week measurement period. At the conclusion of the most recent twelve-week measurement period that began on September 10, 2012 and concluded on November 30, 2012, shares of common stock of the Fund traded at an average discount to NAV of -10.18%. Because the terms of the Program require the Fund to conduct a tender offer if its shares trade at an average discount to NAV of more than 10% during the applicable twelve-week measurement period, the Fund is conducting this repurchase offer for up to 5% of its issued and outstanding shares at a price equal to 98% of the Fund’s NAV per share.

Any Fund Shares purchased by the Fund pursuant to the Offer to Repurchase will become authorized but unissued shares and will be available for issuance by the Fund without further stockholder action (except as required by applicable law or the rules of national securities exchanges on which the Fund’s shares are listed).

3. Certain Conditions of the Offer to Repurchase. Notwithstanding any other provision of the Offer to Repurchase, the Fund will not purchase Fund Shares pursuant to the Offer to Repurchase when (a) such transactions, if consummated, would (i) result in the delisting of the Fund’s shares from the NYSE or (ii) impair, jeopardize or cause the loss of the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”); (b) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging the tender offer or transactions constituent thereto, (ii) suspension of, or limitations on, prices for trading securities generally on the NYSE, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions, or (v) outbreak or escalation of hostilities, declaration by the United Sates of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the Board, impractical or inadvisable to proceed with the tender offer; or (c) the Board determines in good faith that effecting any transaction constituent to the tender offer would constitute a breach of its duty owed to the Fund or its stockholders or would otherwise violate applicable law.

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

The Fund reserves the right, at any time during the pendency of the Offer to Repurchase, to amend, extend or terminate the Offer to Repurchase in any respect. See Section 13.

4. Procedures for Tendering Fund Shares.

(a) Proper Tender of Fund Shares. For Fund Shares to be properly tendered pursuant to the Offer to Repurchase, a stockholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be received by the Depositary at the appropriate address set forth above and must either cause certificates for tendered Fund Shares to be received by the Depositary at such address or cause such Fund Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before 5:00 p.m., Eastern Time, on the Expiration Date, or (in lieu of the foregoing) such stockholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Fund Shares should not be sent or delivered to the Fund. Stockholders who desire to tender Fund Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact that firm to effect a tender on their behalf.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to tender Fund Shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the Fund Shares are accepted for payment, the person tendering has a “net long position” equal to or greater than the amount tendered in (a) Fund Shares, and will deliver or cause to be delivered such Fund Shares for the purpose of tender to the Fund within the period specified in the Offer to Repurchase, or (b) an equivalent security and, upon the acceptance of his or her tender, will acquire Fund Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer to Repurchase, and will deliver or cause to be delivered the Fund Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Fund Shares by the Fund for payment will constitute a binding agreement between the tendering stockholder and the Fund upon the terms and subject to the conditions of the Offer to Repurchase, including the tendering stockholder’s representation that the stockholder has a “net long position” in the Fund Shares being tendered within the meaning of Rule 14e-4 and that the tender of such Fund Shares complies with Rule 14e-4.

(b) Signature Guarantees and Method of Delivery. No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company (“DTC”) book-entry transfer facility whose name appears on DTC’s security position listing as the owner of Fund Shares) of the Fund Shares tendered thereby, unless such holder(s) has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal; or (b) the Fund Shares tendered are tendered for the account of a firm (an “Eligible Institution”) that is a broker, dealer, commercial bank, credit union, savings association, or other entity and is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 6 of the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Fund Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Fund Shares tendered without alteration, enlargement or any change whatsoever.

If any of the Fund Shares tendered thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the tendered Fund Shares are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any certificates for Fund Shares tendered or stock powers relating to Fund Shares tendered are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted.

If the Letter of Transmittal is signed by the registered holder(s) of the Fund Shares transmitted therewith, no endorsements of certificates or separate stock powers with respect to such Fund Shares are required unless payment is to be made to, or certificates for Fund Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Fund Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Section 6.

(c) Book-Entry Delivery. The Depositary has established an account with respect to the Fund Shares at DTC for purposes of the Offer to Repurchase. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Fund Shares by causing DTC to transfer such Fund Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfers. However, although delivery of Fund Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a

Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent’s Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must, in any case, be received by the Depositary prior to 5:00 p.m., Eastern Time, on the Expiration Date at one of its addresses set forth above, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Fund Shares (a “Book-Entry Confirmation”), which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Fund Shares that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

(d) Guaranteed Delivery. Notwithstanding the foregoing, if a stockholder desires to tender Fund Shares pursuant to the Offer to Repurchase and the certificates for the Fund Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to 5:00 p.m., Eastern Time, on the Expiration Date, or a stockholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such stockholder’s Fund Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(i) the tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 5:00 p.m., Eastern Time, on the Expiration Date; and

(iii) the certificates for all such tendered Fund Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Fund Shares, as the case may be, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent’s Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern Time, on the third NYSE trading day after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by overnight courier, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Fund Shares tendered within the meaning of, and that the tender of the Fund Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of any documents, including stock certificates, the Letter of Transmittal and any other required documents, is at the option and sole risk of the tendering stockholder. If documents are sent by mail, registered mail with return receipt requested, properly insured, is recommended. Stockholders have the responsibility to cause their Fund Shares to be tendered (in proper certificated or uncertificated form), the Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Fund Shares for purchase pursuant to the Offer to Repurchase and to payment of the purchase amount.

Notwithstanding any other provision hereof, payment for Fund Shares accepted for payment pursuant to the Offer to Repurchase will, in all cases, be made only after timely receipt by the Depositary of stock certificates evidencing such Fund Shares or a Book-Entry Confirmation of the delivery of such Fund Shares (if available), a

Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

(e) Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determinations shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for any Fund Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Fund Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer to Repurchase or any defect in any tender, whether generally or with respect to any particular Fund Share(s) or stockholder(s). The Fund’s interpretations of the terms and conditions of the Offer to Repurchase shall be final and binding. By tendering Fund Shares to the Fund, you agree to accept all decisions the Fund makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

None of the Fund, its Board of Directors, DIMA, DeAMI, the Depositary, the Information Agent, nor any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of them will incur any liability for failure to give any such notice.

(f) Procedures for Participants in the Dividend Reinvestment Plan. Holders of shares acquired through the Fund’s Dividend Reinvestment Plan may tender such shares by completing the appropriate section of the Letter of Transmittal. If a stockholder tenders shares acquired through the Dividend Reinvestment Plan, all such shares credited to such stockholder’s account(s) will be tendered, unless the stockholder otherwise specifies in the Letter of Transmittal. If a stockholder does not complete the section of the Letter of Transmittal to tender shares acquired through the Dividend Reinvestment Plan, no shares acquired by that stockholder through the Dividend Reinvestment Plan will be deemed to have been tendered.

(g) United States Federal Income Tax Withholding. As described below in Section 12, payments made to Non-U.S. Stockholders (as defined in Section 12) pursuant to the Offer to Repurchase may be subject to U.S. federal income tax withholding at a rate of 30% (or such lower rate as may be applicable under a tax treaty). Following completion of the Offer to Repurchase, the Fund will determine whether to withhold U.S. federal income tax from payments made pursuant to the Offer to Repurchase to Non-U.S. Stockholders.

Further, a U.S. federal back-up withholding tax will apply to the gross payments made pursuant to the Offer to Repurchase unless, prior to such payments, each stockholder accepting the Offer to Repurchase who has not previously submitted to the Fund a correct, completed and signed Form W-9 (for U.S. Stockholders, as defined in Section 12) or Form W-8BEN or other appropriate form (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, submits the appropriate form to the Depositary. The back-up withholding rate is 28% of the gross payments made pursuant to the Offer to Repurchase. See Section 12.

5. Withdrawal Rights. At any time prior to 5:00 p.m., Eastern Time, on the Expiration Date, any stockholder may withdraw all, but not less than all, of the Fund Shares that the stockholder has tendered. Additionally, if a stockholder’s tendered Fund Shares have not yet been accepted for payment by April 10, 2013, the stockholder may withdraw all, but not less than all, of such tendered shares.

To be effective, a written notice of withdrawal of Fund Shares tendered must be timely received by the Depositary at the appropriate address set forth above. Stockholders may also send a facsimile transmission notice of withdrawal to the Depositary at (781) 930-4939, which must be timely received by the Depositary, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person having tendered the Fund Shares to be withdrawn, the number of Fund Shares to be withdrawn (which may not be less than all of the Fund Shares tendered by the stockholder) and, if one or more certificates representing such Fund Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Fund Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Fund Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Fund Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determinations shall be final and binding. Fund Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer to Repurchase. Withdrawn Fund Shares, however, may be re-tendered by following the procedures described in Section 4 prior to 5:00 p.m., Eastern Time, on the Expiration Date. Except as otherwise provided in this Section 5, tenders of Fund Shares made pursuant to the Offer to Repurchase will be irrevocable.

None of the Fund, its Board of Directors, DIMA, DeAMI, the Depositary, the Information Agent nor any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

6. Payment for Fund Shares. For purposes of the Offer to Repurchase, the Fund will be deemed to have accepted for payment and purchased Fund Shares that are tendered (and not withdrawn in accordance with Section 5 ) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Fund Shares for payment pursuant to the Offer to Repurchase. Under the Exchange Act, the Fund is obligated to pay for or return tendered Fund Shares promptly after the termination, expiration, or withdrawal of the Offer to Repurchase. Upon the terms and subject to the conditions of the Offer to Repurchase, the Fund will pay for Fund Shares properly tendered promptly after the Expiration Date. The Fund will make payment for Fund Shares purchased pursuant to the Offer to Repurchase by depositing the aggregate purchase price therefor with the Depositary, which will make payment to stockholders promptly as directed by the Fund. The Fund will not pay interest on the purchase price under any circumstances.

In all cases, payment for Fund Shares purchased pursuant to the Offer to Repurchase will be made only after timely receipt by the Depositary of (a) a Letter of Transmittal (or a copy thereof) properly completed and bearing original signature(s) and any required signature guarantee(s), (b) such Fund Shares (in proper certificated or uncertificated form), and (c) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by a broker, dealer, or other institution for processing the tender requested. Certificates representing Fund Shares tendered but not purchased will be returned promptly following the termination, expiration, or withdrawal of the Offer to Repurchase, without further expense to the tendering stockholder. The Fund will pay any transfer taxes payable on the transfer to it of Fund Shares purchased pursuant to the Offer to Repurchase. If, however, tendered Fund Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Fund Shares will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund may not be obligated to purchase Fund Shares pursuant to the Offer to Repurchase under certain conditions. See Section 3.

7. Source and Amount of Funds; Effects of the Offer to Repurchase. The actual total cost of the Offer to Repurchase to the Fund cannot be determined at this time because the number of shares to be purchased will depend on the number tendered, and the price will be based on the NAV per share as determined by the Fund. The Fund normally calculates its NAV per share at 11:30 a.m. New York time on each day that the NYSE is open for trading. The estimated total purchase price to be paid by the Fund in order to buy all of the Fund Shares (which equal approximately 5% of the Fund’s issued and outstanding shares as of January 29, 2013 or 654,331 Fund Shares) pursuant to the Offer to Repurchase would be approximately $25,244,089.98 (based on a price per Fund Share of $38.58, which equals 98% of the NAV per share as determined by the Fund on January 29, 2013).

In addition to the purchase price for tendered shares, the Fund will incur significant costs in conducting the Offer to Repurchase, including, but not limited to, filing and legal fees, and printing costs. These costs are estimated to be approximately $63,151. On January 29, 2013, the aggregate value of the Fund’s net assets was approximately $515,210,896.10. Based on these assumptions, the Offer to Repurchase would appear likely to result in accretion to the Fund’s NAV per share, due to the fact that the tender price would represent a 2% discount to the Fund’s NAV per share. The Fund will realize an immediate savings equal to 2% of the aggregate of the shares purchased in the Offer to Repurchase, when purchasing at a price equal to 98% of the Fund’s NAV per share. Assuming the Fund purchases all of its Fund Shares, this savings amount, measured on January 29, 2013, would be approximately $516,921.00, which exceeds the $63,151 in estimated tender offer costs cited above. If the Fund purchases fewer than all of its Fund Shares pursuant to the Offer to Repurchase, then the estimated savings noted above would be lower, and, in the extreme case that the Fund purchases substantially fewer than the 5% of its issued and outstanding shares that constitute Fund Shares, transactions costs potentially could be higher than any accretive effect for the Fund. There may be other adverse consequences as described below.

To pay the aggregate purchase price of Fund Shares accepted for payment pursuant to the Offer to Repurchase, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The selection of portfolio securities, if any, to sell will be made by DeAMI, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements.

There are no material conditions to the financing of the transaction. There are no alternative financing plans or arrangements for the transaction.

Effect on NAV and Consideration Received by Tendering Stockholders.

The Offer to Repurchase may have certain adverse consequences for tendering and non-tendering stockholders as explained in the following paragraphs and under Section 12 — “Certain United States Federal Income Tax Consequences.”

Because the Fund anticipates having to sell portfolio securities to raise cash for the purchase of Fund Shares, during the pendency of the Offer to Repurchase and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents, which would tend to decrease the Fund’s net income. As of January 29, 2013, approximately 0.09% of the Fund’s assets consisted of cash and cash equivalents.

If the Fund sells portfolio securities to raise cash to finance the Offer to Repurchase, the market prices of portfolio securities being sold may decline and hence the Fund’s NAV may decline. If any such decline occurs, the Fund cannot predict what its magnitude would be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Fund Share to be paid in the Offer to Repurchase will be dependent upon the NAV per share as determined on the next business day after the Expiration Date, if such a decline continued through the Expiration Date, the consideration received by tendering stockholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses and may also require the Fund to make additional taxable distributions to stockholders. Moreover, the Fund may receive proceeds from the sale of portfolio securities to finance the Offer to Repurchase less than their valuations by the Fund. Depending upon the timing of such sales, any such decline in NAV may adversely affect any tendering stockholders whose Fund Shares are accepted for purchase by the Fund, as well as those stockholders who do not sell Fund Shares pursuant to the Offer to Repurchase, thereby reducing the amount of proceeds received by tendering stockholders and the NAV per share for non-tendering stockholders.

If the Fund purchases a substantial number of Fund Shares pursuant to the Offer to Repurchase, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer to Repurchase will result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund.

The Fund’s purchase of Fund Shares in the Offer to Repurchase will reduce the number of the Fund’s shares that might otherwise trade publicly and may reduce the number of the Fund’s stockholders. Assuming the Offer to Repurchase is fully subscribed, the Fund will have approximately 12,432,284.05 shares issued and outstanding following the purchase of Fund Shares tendered in the Offer to Repurchase. The actual number of the Fund’s shares issued and outstanding will depend on the number of Fund Shares tendered and purchased in the Offer to Repurchase. This may reduce the volume of trading in the Fund’s shares and make it more difficult to buy or sell significant amounts of the Fund’s shares without affecting the market price, which could adversely affect non-tendering stockholders.

As noted, the Fund may be required to sell portfolio securities pursuant to the Offer to Repurchase, in which event it might recognize capital gains. The Fund expects that it would distribute any such gains to stockholders (reduced by net capital losses realized during the fiscal year, if any) following the end of its fiscal year on October 31. This recognition and distribution of gains, if any, would have two negative consequences: first, stockholders at the time of declaration of the distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly realizing and recognizing additional capital gains. It is impossible to predict the amount of capital gains or losses that would be realized and recognized. In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the stockholders at ordinary income rates. The Offer to Repurchase will also have other tax consequences. See Section 12.

Pro Forma Effects on Capitalization. The following table sets forth the net assets of the Fund as of January 29, 2013, adjusted to give effect to the Offer to Repurchase (excluding expenses and assuming the Fund repurchases 654,331 outstanding Fund Shares):

Pro Forma Capitalization(1)

	As of January 29, 2013	Adjustment for Purchase at $38.58 per Fund Share(2)	Pro Forma as Adjusted
Net assets	$515,210,896.10	$25,244,089.98	$489,966,806.12
Shares outstanding	13,086,615.05	654,331.00	12,432,284.05
Net asset value per share(3)	$39.37	$38.58	$39.41

(1)	This table assumes purchase by the Fund of all 654,331 Fund Shares, equal to approximately 5% of the Fund’s issued and outstanding shares as of January 29, 2013.

(2)

This amount represents 98% of the Fund’s NAV per share as determined on January 29, 2013. Fund Shares tendered pursuant to the Offer to Repurchase will be purchased at a 2% discount to NAV on the next business day after the Expiration Date, which may be higher or lower than $38.58 per Fund Share, and the actual NAV per share of the Fund also may be higher or lower than the $39.41 per share shown above.

(3)

The NAV per share of the Fund is normally determined at 11:30 a.m. New York time on each day that the NYSE is open for trading and is determined by dividing the net assets of the Fund by the number of shares outstanding.

8. Price Range of the Fund’s Shares. The following table sets forth, for the periods indicated, the high and low NAVs per share and the high and low closing sale prices per share as reported on the NYSE Composite Tape.

	Net Asset Value		Market Price
	High	Low	High	Low
Fiscal Year (ending October 31)
2011
2nd Quarter	$52.67	$46.07	$47.74	$41.78
3rd Quarter	$51.98	$45.68	$47.00	$41.25
4th Quarter	$48.18	$31.15	$43.09	$29.40
2012
1st Quarter	$38.52	$31.42	$34.93	$28.38
2nd Quarter	$39.49	$35.97	$35.80	$32.72
3rd Quarter	$36.72	$29.67	$33.61	$27.15
4th Quarter	$39.47	$33.90	$35.14	$30.68
2013
1st Quarter	$39.64	$34.77	$35.91	$30.39

On January 29, 2013, the Fund’s NAV was $39.37 per share, and the high, low, and closing prices per share on the NYSE on that date were $35.88, $35.55, and $35.83, respectively. During the pendency of the Offer to Repurchase, current NAV quotations can be obtained by contacting the Information Agent in the manner indicated in Section 1.

The tendering of Fund Shares, unless and until Fund Shares tendered are accepted for payment and purchase, will not affect the record ownership of any such tendered Fund Shares for purposes of entitlement to any dividends payable by the Fund.

9. Interest of Directors, Executive Officers and Certain Related Persons. Information, as of particular dates, concerning the Fund’s directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund, and other matters is disclosed in proxy statements distributed to the Fund’s stockholders and filed with the SEC. None of the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or executive officers, or associates of any of the foregoing, has effected any transactions in the Fund’s shares, except for dividend reinvestment, during the past 60 days.

Except as set forth in this Offer to Repurchase, none of the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer to Repurchase with respect to any shares of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such shares, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. The Fund has been advised that no director or officer of the Fund intends to tender Fund Shares pursuant to the Offer to Repurchase. The Offer to Repurchase does not, however, restrict the purchase of Fund Shares pursuant to the Offer to Repurchase from any such person. The Fund is not aware of any stockholders of the Fund that are “associates” of the directors and executive officers listed below within the meaning of Rule 12b-2 of the Exchange Act.

As of January 29, 2013, the directors and executive officers of the Fund, as well as certain other large stockholders, beneficially owned the following number of shares of the Fund:

Person	Shares	Percent Beneficially Owned (as of 1/29/13)
Directors
Christian H. Strenger	664	*
Dr. Wilhelm Bender[1]	0
Detlef Bierbaum	3,229	*
Richard R. Burt	5,836	*
Richard Karl Goeltz	323	*
Dr. Franz Wilhelm Hopp	0
Dr. Friedbert Malt	1,464	*
Joachim Wagner	350	*
Robert H. Wadsworth	4,887	*

Executive Officers
W. Douglas Beck, CFA (President and Chief Executive Officer)	0
Paul H. Schubert (Chief Financial Officer and Treasurer)	0
Rainer Vermehren (Vice President and Lead Portfolio Manager)	0
Melinda Morrow (Vice President)	0
Caroline Pearson (Chief Legal Officer)	0
Alexis Kuchinsky (Chief Compliance Officer)	0
John Caruso (Anti-Money Laundering Compliance Officer)	0
John Millette (Secretary)	0

Other Persons
City of London Investment Group PLC City of London Investment Management Company Limited**	3,762,916	28.75%
Lazard Asset Management LLC***	1,705,301	13.03%
Tesco Pension Investment Limited****	953,500	7.29%

1	Dr. Wilhelm Bender became a director of the Fund effective January 1, 2013.

*	Shares beneficially owned represent less than 1% of the outstanding shares of the Fund.

**	The business address for the City of London Investment Group PLC and the City of London Investment Management company Limited is 77 Gracechurch Street, London, EC3V OAS, United Kingdom. The number of shares owned (but not the percent) is based exclusively on information provided by such entity on Schedule 13G/A filed with respect to the Fund on December 10, 2012.

***	The business address for Lazard Asset Management LLC is 30 Rockefeller Plaza, New York, New York 10112. The number of shares owned (but not the percent) is based exclusively on information provided by such entity on Schedule 13G/A filed with respect to the Fund on February 8, 2012.

****	The business address for Tesco Pension Investment Limited is 125 Finsbury Pavement, London EC2A 1HX, United Kingdom. The number of shares owned (but not the percent) is based exclusively on information provided by such entity on Schedule 13G/A filed with respect to the Fund on November 26, 2012.

10. Certain Information about the Fund. The Fund’s principal executive offices are located at 345 Park Avenue, New York, New York 10154 (telephone number (800) 349-4281). The Fund was incorporated in Maryland on February 6, 1990 as a closed-end management investment company under the name, The United Germany Fund, Inc. On February 15, 1990, the Fund changed its name to The Future Germany Fund, Inc. and commenced investment operations under that name on March 6, 1990. On June 29, 1995, the Fund changed its name to The Central European Equity Fund, Inc. On June 25, 2003, the Fund changed its name to its current one, The Central Europe and Russia Fund, Inc. The Fund is currently classified as a non-diversified, closed-end management investment company. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its shares at the election of a stockholder and does not continuously offer its shares for sale to the public.

The Fund’s current investment objective is to seek long-term capital appreciation through investment primarily in equity and equity-linked securities of issuers domiciled in Central Europe and Russia. On January 28, 2013, the Fund announced that its Board of Directors had approved, and recommended to stockholders for their approval at a special meeting of stockholders to be held on April 19, 2013, a change to the Fund’s investment objective from “seeking long-term capital appreciation primarily through investment in equity and equity-linked securities of issuers domiciled in Central Europe and Russia” to “seeking long-term capital appreciation primarily through investment in equity or equity-linked securities of issuers domiciled in Central Europe, Russia and Turkey”, and a change in the Fund’s corresponding fundamental investment policy to provide that, “under normal circumstances, the Fund will invest at least 80% of the Fund’s net assets (plus borrowings used for investment purposes) in securities of issuers domiciled in Central Europe, Russia and Turkey.” If the changes are approved by stockholders, the Fund’s name will be changed to “The Central Europe, Russia and Turkey Fund, Inc.” and the Fund will be able to invest in securities of issuers domiciled in Turkey to a greater extent than currently. Details of the proposal will be set forth in a proxy statement expected to be mailed to stockholders on or about March 6, 2013.

DeAMI is a registered investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”) with headquarters at Mainzer Landstrasse 178-190, Frankfurt am Main, Germany 60327. DeAMI provides investment advisory services to the Fund. DIMA is a registered investment adviser under the Advisers Act with headquarters at 345 Park Avenue, New York, New York 10154. DIMA serves as the administrator of the Fund and furnishes non-investment advisory services to the Fund.

DeAMI and DIMA are affiliated companies and each is a part of Deutsche Asset & Wealth Management, which is the asset management division of Deutsche Bank AG. As of December 31, 2012, Deutsche Asset & Wealth Management, which provides a full range of investment advisory services to retail and institutional clients, had total invested assets of approximately €943.9 billion. Deutsche Bank AG is an international commercial and investment banking institution that is engaged in a wide range of financial services, including investment management, mutual fund, retail, private and commercial banking, investment banking and insurance.

11. Additional Information. An Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”), including the exhibits thereto, filed with the SEC, provides certain additional information relating to the Offer to Repurchase and may be inspected and copied at the prescribed rates at the SEC’s public reference facilities at its Headquarters Office, 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of the Schedule TO and the exhibits may also be obtained by mail at the prescribed rates from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, DC 20549.

12. Certain United States Federal Income Tax Consequences. The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Fund Shares pursuant to the Offer to Repurchase. This summary is based on current U.S. federal income tax law, including the Code, applicable Treasury regulations, Internal Revenue Service (“IRS”) rulings, judicial authority and current administrative rulings and practice, all of which may be repealed, revoked or modified so as to result in U.S. federal tax consequences different from those discussed below. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and the Fund has not obtained, nor does the Fund intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below. Each stockholder should consult his or her own tax advisor for a full understanding of the tax consequences of such a sale, including potential state, local and foreign taxation by jurisdictions of which the stockholder is a citizen, resident or domiciliary.

The following discussion does not purport to be a complete analysis of all of the potential U.S. federal income tax consequences that may be relevant to particular stockholders in light of their particular circumstances, nor does it deal with stockholders that are subject to special tax rules, such as financial institutions, brokers or dealers in securities, commodities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, stockholders who hold Fund Shares as part of a hedge, integrated transaction, straddle, constructive sale or conversion transaction, stockholders that hold or dispose of Fund Shares as part of a wash sale for tax purposes, stockholders subject to the alternative minimum tax, regulated investment companies, real estate investment trusts, U.S. Stockholders (defined below) whose functional currency is not the U.S. dollar, or stockholders that acquired their Fund Shares through the exercise of employee stock options or otherwise as compensation. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Fund Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Fund Shares should consult its tax advisor with regard to the U.S. federal income tax treatment of a sale of Fund Shares pursuant to the Offer to Repurchase.

As used herein, the term “U.S. Stockholder” refers to a stockholder who is (i) a citizen or treated under the Code as a resident of the U.S., (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income, and (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. The term “Non-U.S. Stockholder” refers to a stockholder who is not a U.S. Stockholder.

(a) U.S. Stockholders. A U.S. Stockholder (other than a tax-exempt stockholder) whose Fund Shares are repurchased pursuant to the Offer to Repurchase will generally be treated as having sold the Fund Shares and will recognize gain or loss for U.S. federal income tax purposes if, as a result of the Offer to Repurchase, after applying the ownership attribution rules under Section 318 of the Code, (i) such stockholder’s percentage ownership of the Fund is reduced to 0%, (ii) such distribution is substantially disproportionate with respect to the tendering stockholder’s interest (such distribution will be substantially disproportionate if the stockholder’s percentage ownership of the Fund immediately after the offer to repurchase is (A) less than 50% of the total combined voting power of all stock in the Fund entitled to vote and (B) less than 80% of such stockholder’s percentage ownership of the Fund prior to the Offer to Repurchase), or (iii) the distribution is otherwise not “essentially equivalent to a dividend” with respect to such stockholder (for this purpose, a redemption is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of a stockholder’s percentage interest in the Fund; whether a reduction is “meaningful” depends on a stockholder’s particular facts and circumstances). Such gain or loss will equal the difference between the price paid by the Fund for the Fund Shares pursuant to the Offer to Repurchase and the stockholder’s adjusted tax basis in the Fund Shares sold. A tendering U.S. Stockholder’s gain or loss will be capital gain or loss if the Fund Shares sold are held by the U.S. stockholder at the time of sale as capital assets and will be treated as either long-term if the Fund Shares have been held for more than one year or as short-term if the Fund Shares have been held for one year or less. Any loss realized by a stockholder on the sale of a Fund Share held by the stockholder for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the stockholder with respect to such Fund Share. The maximum U.S. federal income tax rate applicable to capital gains recognized by a non-corporate U.S. Stockholder is (i) the same as the applicable ordinary income rate for short-term capital gains or (ii) 20% for long-term capital gains for taxable years beginning on or after January 1, 2013.

In the event that a tendering stockholder’s percentage ownership of the Fund (determined after applying the ownership attribution rules under Section 318 of the Code) is not reduced to 0%, the distribution is not substantially disproportionate with respect to the tendering stockholder (as described above) and the distribution is treated as “essentially equivalent to a dividend,” such stockholder would be deemed to receive a distribution from the Fund with respect to the shares of the Fund held (or deemed held under Section 318 of the Code) by the stockholder after the tender. The amount of this distribution would equal the price paid by the Fund to such stockholder for the Fund Shares sold. The distribution would be taxable as a dividend to the extent of the Fund’s current or accumulated earnings and profits allocable to such distribution, and the adjusted basis of the shares of the Fund held (or deemed held under Section 318 of the Code) by such stockholder after the tender would be increased by the stockholder’s adjusted tax basis in the Fund Shares sold in the tender and decreased by the portion of such distribution treated as a return of capital. In the case of a tendering U.S. Stockholder that is a corporation treated as receiving a distribution from the Fund in connection with the transaction, special basis adjustments may also apply with respect to any shares of the Fund of such U.S. Stockholder not repurchased in connection with the Offer to Repurchase.

Provided that no tendering stockholder is treated as receiving a dividend as a result of the Offer to Repurchase, stockholders whose percentage ownership of the Fund increases as a result of the Offer to Repurchase will not be treated as realizing taxable constructive distributions by virtue of that increase. In the event that any tendering stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Fund increases as a result of the tender, including stockholders who do not tender any shares of the Fund pursuant to the Offer to Repurchase, may be deemed to receive a constructive distribution under Section 305(c) of the Code in the amount of the increase in their percentage ownership of the Fund as a result of the Offer to Repurchase. Such constructive distribution will be treated as a dividend to the extent of the Fund’s current or accumulated earnings and profits allocable to it. Such dividend treatment will not apply if the tender is treated as an “isolated redemption” within the meaning of the Treasury regulations.

The Depositary will be required to back-up withhold 28% of the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer to Repurchase unless either (i) the U.S. Stockholder has completed and submitted to the Depositary an IRS Form W-9 (or Substitute Form W-9), providing the U.S. Stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that (A) such number is correct, (B) either (1) the U.S. Stockholder is exempt from back-up withholding, (2) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to back-up withholding as a result of a failure to report all interest or dividends, or (3) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to back-up withholding, and (C) the U.S. Stockholder is a U.S. citizen or other U.S. person; or (ii) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Stockholders.

A U.S. Stockholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax (the “Medicare tax”), will be subject to a 3.8% tax on the lesser of (1) the U.S. Stockholder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Stockholder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its net gains or dividend income recognized upon a sale of Fund Shares pursuant to the Offer to Repurchase, unless such net gains or dividend income are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Stockholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains and income in respect of a sale of Fund Shares pursuant to the Offer to Repurchase.

(b) Non-U.S. Stockholders. The U.S. federal income taxation of a Non-U.S. Stockholder (as defined above) on a sale of Fund Shares pursuant to the Offer to Repurchase depends on the tax characterization of the transaction as either a sale of the Fund Shares or a distribution by the Fund, determined in the same manner as discussed above for U.S. Stockholders, as well as whether the Non-U.S. Stockholder’s participation in such transaction is “effectively connected” with a trade or business carried on in the U.S. by such Non-U.S. Stockholder. If the sale of Fund Shares pursuant to the Offer to Repurchase is not effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Stockholder, any gain realized by a Non-U.S. Stockholder upon the tender of Fund Shares pursuant to the Offer to Repurchase that is respected as a sale or exchange for U.S. federal income tax purposes will not be subject to U.S. federal income tax or to any U.S. withholding tax; provided, however, that such gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale and certain other conditions are satisfied. If, however, all or a portion of the proceeds received by a tendering Non-U.S. Stockholder is treated for U.S. tax purposes as a distribution by the Fund that is a dividend, or if a Non-U.S. Stockholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the stockholder’s increase in its percentage ownership of the Fund resulting from other stockholders’ sales of Fund Shares pursuant to the Offer to Repurchase, the dividend received or deemed received by the Non-U.S. Stockholder will be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty). Following completion of the Offer to Repurchase, the Fund will determine whether to withhold U.S. federal income tax from payments made pursuant to the Offer to Repurchase to Non-U.S. Stockholders. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax so withheld. Non-U.S. Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. If any gain or dividend income realized on the tender of Fund Shares by a Non-U.S. Stockholder is effectively connected with a trade or business carried on in the U.S. by the Non-U.S. Stockholder, such gain or dividend will be treated and taxed in the same manner as if the Non-U.S. Stockholder were a U.S. Stockholder.

In addition, if the Non-U.S. Stockholder is a non-U.S. corporation, it may be subject to 30% (or such lower rate as may be applicable under a tax treaty) branch profits tax on effectively connected income.

Non-U.S. Stockholders should provide the Depositary with a completed IRS Form W-8BEN or other appropriate form in order to avoid back-up withholding on the proceeds they receive from the Offer to Repurchase. Back-up withholding is not an additional tax and any amount withheld may be credited against a stockholder’s U.S. federal income tax liability.

(c) Other Tax Consequences. The Fund’s purchase of Fund Shares in the Offer to Repurchase may directly result in, or contribute to a subsequent, limitation on the Fund’s ability to use capital loss carryforwards to offset future gains. Therefore, in certain circumstances, stockholders who remain stockholders following completion of the Offer to Repurchase may pay taxes sooner, or pay more taxes, than they would have had the Offer to Repurchase not occurred.

Under Treasury regulations, if a stockholder recognizes a loss with respect to the Fund’s shares of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on Form 8886. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

13. Amendments; Extension of Tender Period; Termination. The Fund reserves the right, at any time during the pendency of the Offer to Repurchase, to amend, extend or terminate the Offer to Repurchase in any respect. Without limiting the manner in which the Fund may choose to make a public announcement of such an amendment, extension or termination, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rule 13-4(e) and Rule 14e-l(d) promulgated under the Exchange Act) and by the requirements of the NYSE (including the listing agreement with respect to the Fund’s shares).

Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), the Fund will have no obligation to extend the Offer to Repurchase. In the event that the Fund is obligated, or elects, to extend the Offer to Repurchase by issuing a press release or making some other public announcement, the purchase price for each Fund Share purchased pursuant to the Offer to Repurchase will be equal to 98% of the per share NAV as determined by the Fund on the next business date after the Expiration Date as extended. No Fund Shares will be accepted for payment until on or after the new Expiration Date.

14. Miscellaneous. The Offer to Repurchase is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Fund Shares in any jurisdiction in which the making of the Offer to Repurchase or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer to Repurchase or the acceptance of tenders of, purchase of, or payment for, Fund Shares in accordance with the Offer to Repurchase would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer to Repurchase cannot lawfully be made or tendered Fund Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer to Repurchase, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to Repurchase to be made by a licensed broker or dealer, the Offer to Repurchase shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

THE CENTRAL EUROPE AND RUSSIA FUND, INC.

February 11, 2013